CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Experts" and to the incorporation by reference of our report, dated November 17, 2006, with respect to the financial statements, for the year ended September 30, 2006, of the AllianceBernstein U.S. Government Portfolio, one of the Portfolios constituting the AllianceBernstein Bond Fund, Inc., and our report dated December 19, 2006, with respect to the financial statements, for the year ended October 31, 2006 of the AllianceBernstein Intermediate Bond Portfolio, one of the Portfolios constituting the AllianceBernstein Bond Fund, Inc., included in this Registration Statement on Form N-14 under the Securities Act of 1933 of the AllianceBernstein Bond Fund, Inc.







ERNST & YOUNG LLP


New York, New York
August 16, 2007